For more information contact: Jen Blackwell +1.804.864-3787 Jen.Blackwell@markel.com Investor Relations Markel Corporation IR@markel.com

FOR IMMEDIATE RELEASE

Markel Corporation Announces Wind Down of Lodgepine
Richmond, Virginia, November 15, 2021 — Markel Corporation (NYSE: MKL) today announced that it is winding down Lodgepine Capital Management Limited (Lodgepine), its retrocessional Insurance Linked Securities (ILS) fund manager based in Bermuda.

Markel launched Lodgepine in 2019, with product offerings focused on property catastrophe retrocessional investments. In 2021, Lodgepine wrote a portfolio of property retrocessional business that consisted of approximately $230 million of initial limits. The Lodgepine Fund launched July 1, 2021 with initial investor capital of $98.9 million, including an initial investment by Markel of $18.9 million.

Despite best efforts and in light of headwinds in the retrocessional ILS market, including a challenging fundraising environment, Lodgepine will cease to write any new business and commence the orderly run-off of its existing portfolio and the return of capital to investors.
The company has entered into a consultation period with Lodgepine’s 18 employees and will look for redeployment opportunities for these employees within Markel’s operations.
# # #

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markel.com.

Disclaimer
Certain of the statements in this release (and any related oral statements) may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Statements that are not historical facts, including statements about Markel's beliefs, plans or expectations, are forward-looking statements. These statements are based on Markel's current plans, estimates and expectations. There can be no assurance as to the timing, frequency or amounts of capital distributed to Lodgepine investors in connection with the run-off of the existing portfolio. There are risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements. Markel assumes no obligation to update this release (including any forward-looking statements herein) as a result of new information, developments, or otherwise. This release speaks only as of the date issued.